Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
October 24, 2013	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
Energy Transfer Partners, L.P. 3738 Oak Lawn Avenue Dallas, Texas 75219	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	$277,486,000 Aggregate Principal Amount of 7.60% Senior Notes due 2024; $266,675,000 Aggregate Principal Amount of 8.25% Senior Notes due 2029; and $545,531,000 Aggregate Principal Amount of Floating Rate Junior Subordinated Notes due 2066

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of up to (i) $277,486,000 aggregate principal amount of 7.60% Senior Notes due 2024 and $266,675,000 aggregate principal amount of 8.25% Senior Notes due 2029 (collectively, the “Senior Notes”), under an Indenture dated as of January 18, 2005 by and among the Partnership, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, as supplemented by the Twelfth Supplemental Indenture dated as of June 24, 2013 by and between the Partnership and U.S. Bank National Association (the “Senior Indenture”) and (ii) $545,531,000 aggregate principal amount of Floating Rate Junior Subordinated Notes due 2066 (the “Junior Subordinated Notes”) under an Indenture dated as of June 24, 2013 by and between the Partnership and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of June 24, 2013 (the “Junior Subordinated Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Senior Notes and the Junior Subordinated Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 28, 2009, as amended by Amendment No. 1, dated March 26, 2012, Amendment No. 2, dated October 5, 2012, Amendment No. 3, dated April 15, 2013, and Amendment No. 4, dated April 30, 2013, which,

October 24, 2013

with your consent, we have assumed are (i) valid and binding agreements of the parties thereto, enforceable in accordance with the plain meaning of their terms, (ii) in full force and effect, and (iii) collectively, the entire agreement of the parties pertaining to the subject matter thereof. With your consent, we have also relied upon certificates and other assurances of officers of the general partner of the Partnership’s general partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Senior Notes have been authorized by all necessary partnership action of the Partnership and, when the Senior Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Partnership in accordance with the terms of the Senior Indenture and the exchange offer described in the Prospectus, the Senior Notes will be legally valid and binding obligations of the Partnership and enforceable against the Partnership in accordance with their terms.

2. The Junior Subordinated Notes have been authorized by all necessary partnership action of the Partnership and, when the Junior Subordinated Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Partnership in accordance with the terms of the Junior Subordinated Indenture and the exchange offer described in the Prospectus, the Junior Subordinated Notes will be legally valid and binding obligations of the Partnership and enforceable against the Partnership in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Senior Indenture or Section 406 of the Junior Subordinated Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (e) the severability, if invalid, of provisions to the foregoing effect.

October 24, 2013

With your consent, we have assumed (a) that the Senior Indenture, Junior Subordinated Indenture, Senior Notes and Junior Subordinated Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP